Exhibit 99.1

APRICUS BIOSCIENCES PROVIDES CORPORATE UPDATE AND 2014 YEAR-END FINANCIAL RESULTS

Conference Call / Webcast Today, Monday, March 16, 2015 at 8:30 a.m. ET

SAN DIEGO, March 16, 2015 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the fourth quarter and year ended December 31, 2014 and provided a corporate update and its clinical development and commercialization plans for 2015.

“In 2014, our overarching objective was to build Apricus into a development stage biopharmaceutical company with a diversified product pipeline with the potential to build meaningful long-term shareholder value,” stated Richard Pascoe, Chief Executive Officer. “We successfully accomplished that objective with the in-licensing of fispemifene, a Phase 2 compound for the treatment of urological conditions in men and by initiating a Phase 2a clinical trial for RayVa™, our product candidate for the circulatory disorder Raynaud’s phenomenon. Moreover, we continued to make significant strides with our flagship product Vitaros®, our topical treatment for erectile dysfunction, highlighted by the successful commercial launch in 2014 by two of our European commercial partners.”

“With this solid base of accomplishments, we entered 2015 with a strong portfolio of commercial and development-stage assets, an experienced management team, and the potential to create sustained value through the achievement of clinical and commercial milestones throughout 2015 and beyond,” said Mr. Pascoe.

Corporate Highlights

In 2014, Apricus made significant strides towards building shareholder value by achieving key strategic objectives including:

•	Successful European launch of Vitaros, Apricus’ novel topical treatment for erectile dysfunction (ED);

•	Diversified and strengthened Apricus’ product pipeline, including the acquisition in October 2014 of U.S. rights to fispemifene for urological conditions in men and the initiation of Phase 2a testing of RayVa for Raynaud’s phenomenon;

•	Added depth to Apricus’ senior management team and board;

•	Strengthened the balance sheet by closing on a $10 million venture debt facility in October 2014 to fund, in part, the fispemifene in-licensing and Phase 2 trial, and on an $11 million registered direct equity offering in February 2015;

•	Received clear guidance from the U.S. Food and Drug Administration (“FDA”) regarding the design of the Phase 2 clinical program for fispemifene;

•	Expanded an exclusive license agreement with Sandoz to market Vitaros in select Asia-Pacific countries; and

•	Extended the RayVa patent portfolio with the issuance of a U.S. patent for methods of treating Raynaud’s phenomenon that is secondary to systemic sclerosis.

2015 Strategic Objectives

Building on the foundation established in 2014, Apricus’ key strategic objectives for 2015 include:

1) Continue to leverage Vitaros as a cash-generating asset. With additional European launches expected in 2015, the Company expects that royalty and milestone payments from its commercial partners will continue to grow. Apricus will also pursue out-license opportunities for Vitaros in Asia Pacific and Latin America.

2) Advance the pipeline with clinical trial progress of RayVa and fispemifene. Apricus expects to complete the enrollment of the RayVa Phase 2a clinical trial in Raynaud’s phenomenon in the second quarter of 2015 with the goal of establishing proof-of-concept and the optimal dose required to advance the RayVa clinical program into to late-stage clinical trials. In addition, with FDA guidance given to the Company in late February, Apricus plans to begin a Phase 2b clinical trial for fispemifene in the second quarter of 2015, with results expected in the first quarter of 2016. Apricus will continue to work towards generating the required stability data for room temperature Vitaros with the goal of obtaining regulatory approval in Europe in 2016.

3) Maintain a solid financial footing. In February 2015, Apricus completed an $11 million registered direct offering led by Sarissa Capital Management LP. Between the cash inflow from that offering, the remaining $18 million line of credit established with Aspire Capital in August 2014, the $10 million debt facility established with Oxford Finance and Silicon Valley Bank in October 2014 and ongoing cash flows from Vitaros, Apricus expects to be able to fund operations and the continued clinical development of RayVa and fispemifene through Phase 2 data read-out in order to make future clinical development decisions. Apricus may seek additional financing opportunistically where appropriate.

Fourth Quarter and Full-Year 2014 Financial Results

Revenue for the fourth quarter ended December 31, 2014 was $1.9 million, compared to revenue of $0.4 million in the fourth quarter of 2013. Net loss increased to $17.3 million, or $0.40 per share, for the fourth quarter ended December 31, 2014, compared to a net loss of $1.3 million, or $0.04 per share for the fourth quarter ended December 31, 2013. The increase in the net loss was primarily due to the in-licensing of fispemifene in the fourth quarter. The Company recorded a one-time charge of approximately $13.6 million, or $0.31 per share, related to this in-licensing.

For the year ended December 31, 2014, revenue was $9.3 million, compared to revenue of $2.5 million for the year ended December 31, 2013. Net loss increased to $21.8 million, or $0.55 per share, for the year ended December 31, 2014, compared to a net loss of $16.9 million, or $0.49 per share for the year ended December 31, 2013. The net loss for the year ended December 31, 2014 includes a one-time charge of approximately $13.6 million, or $0.34 per share, related to the in-licensing of fispemifene.

In 2014, Apricus raised a net of $7.9 million in cash from financing activities. As of December 31, 2014, cash and cash equivalents totaled $11.4 million, compared to $21.4 million as of December 31, 2013.

In February, 2015 Apricus raised $11 million in a registered direct equity offering led by Sarissa Capital Management LP.

2015 Financial Outlook

In 2015, Apricus expects to generate cash from milestone payments and royalty revenues from partner sales of Vitaros. Apricus will also continue to pursue out-license opportunities for Vitaros in Asia Pacific and Latin America. Apricus’ expenditures will include costs to generate stability data for room temperature Vitaros, for activities associated with supporting commercialization and launches of Vitaros in Europe, and clinical development of fispemifene and RayVa. Apricus believes its current cash will support its operating plan through 2015.

Conference Call Details

Apricus will host a live conference call and webcast today at 8:30 a.m. Eastern Time to discuss the company’s financial results and provide a corporate update. To participate by telephone, please dial 855-780-7196 (Domestic) or 631-485-4867 (International). The conference ID number is 3374804. The live and archived audio webcast can be accessed through the Investors’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 90 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus’ marketing partners for Vitaros include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. Apricus’ second-generation room temperature Vitaros is under development. Apricus recently commenced a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon. Additionally, Apricus plans to initiate a Phase 2 trial for fispemifene, a selective estrogen receptor modulator for the treatment of male secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms. Apricus is currently seeking a strategic partner to fund development of Femprox®, a product candidate for the treatment of female sexual interest/arousal disorder that completed an approximately 400-subject proof-of-concept study.

For further information on Apricus, visit http://www.apricusbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: the expected increase in sales of Vitaros® and royalty revenues from the sale of Vitaros in various countries by Apricus’ commercial partners; the potential to achieve or increase commercial success for Vitaros; the potential to generate sufficient stability data for, and obtain regulatory approval in Europe of, second-generation room temperature Vitaros; the timing of Phase 2 clinical trials for fispemifene and RayVa™; the ability of Apricus to achieve its strategic plans and create stockholder value; plans for regulatory approval and commercial launches of products; the expectation that Apricus’ current cash will fund operations through 2015; the availability of additional financing; and Apricus’ ability to enter additional license agreements on acceptable terms. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: Apricus’ ability to further develop its products and product candidates, as well as the timing of such events; Apricus’ ability to carry out clinical studies for its product candidates, as well as the timing and success of the results of such studies; Apricus’ ability to obtain and maintain intellectual property protection for its products and product candidates; Apricus’ ability to obtain the requisite governmental approval for its product candidates; potential adverse side effects or other safety risks associated with room temperature Vitaros®, fispemifene or RayVa that could delay or preclude approval; the potential for delays in the timing of commercial launches of Vitaros in additional countries; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ dependence on its commercial partners to increase sales of Vitaros in various territories, and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to draw the second term loan under the credit facility when expected, or at all, including Apricus’ failure to meet the conditions required to draw under the loan and security agreement; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to access additional capital under the equity facility; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

(Financial Information to Follow)

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Revenues:
License fee revenues	$1,500	$272	$8,454	$941
Product sales revenues	371	21	769	21
Royalty revenues	36	—	36	—
Contract service revenues	—	69	—	1,549

Total revenues	1,907	362	9,259	2,511

Cost of product sales	358	23	918	23
Cost of service revenues	—	40	—	2,608

Gross profit (loss)	1,549	299	8,341	(120)

Research & development expense	15,865	1,256	21,288	5,123
General & administrative expense	2,763	3,108	11,418	13,554
Other operating income	—	(75)	(1,806)	(1,430)

Total operating expense	18,628	4,289	30,900	17,247

Other income (expense)	(209)	2,355	82	1,497

Loss from continuing operations	(17,288)	(1,635)	(22,477)	(15,870)

Income (loss) from discontinued operations	—	290	691	(1,068)

Net loss	$(17,288)	$(1,345)	$(21,786)	$(16,938)
Basic and diluted net loss per share	$(0.40)	$(0.04)	$(0.55)	$(0.49)

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$11,400	$21,405
Other current assets	1,889	859
Property and equipment, net	1,358	955
Other long term assets	162	91

Total assets	$14,809	$23,310

Accounts payable, accrued expenses and other current liabilities	$6,527	$7,360
Notes payable	4,779	2,600
Deferred revenues	1,226	1,800
Other long term liabilities	358	578
Stockholders’ equity	1,919	10,972

Total liabilities and stockholders’ equity	$14,809	$23,310

CONTACT: Institutional Investors: Angeli Kolhatkar

angeli@areciaadvisors.com

Arecia Advisors

(917) 387-4770

Retail Investors: Chris Eddy, David Collins

apri@catalyst-ir.com

Catalyst Global

(212) 924-9800